Exhibit 8.1

List of Principal Subsidiaries

Subsidiaries.	Jurisdiction	Short Name

Central Costanera S.A.	Argentina	Costanera
Central Dock Sud S.A.	Argentina	Dock Sud
Empresa Distribuidora Sur S.A.	Argentina	Edesur
Hidroeléctrica El Chocón S.A.	Argentina	El Chocón
Ampla Energia e Serviços S.A.	Brazil	Ampla
Centrais Elétricas Cachoeira Dourada S.A.	Brazil	Cachoeira Dourada
Central Geradora Termelétrica Fortaleza S.A.	Brazil	Fortaleza
Companhia de Interconexão Energética S.A.	Brazil	CIEN
Enel Brasil S.A.	Brazil	Enel Brasil
Endesa Américas S.A.	Chile	Endesa Américas
Codensa S.A. E.S.P.	Colombia	Codensa
Emgesa S.A. E.S.P.	Colombia	Emgesa
Edegel S.A.A.	Peru	Edegel
Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Peru	Edelnor
Empresa Eléctrica de Piura S.A.	Peru	EEPSA